                              TAX SHARING AGREEMENT


     THIS TAX SHARING AGREEMENT (this "Agreement"), made as of the 27th day of February, 1997, is entered into by and between GFSI HOLDINGS, INC., a Delaware corporation ("Holdings"), and GFSI, INC., a Delaware corporation
("Acquisition").

                              W I T N E S S E T H :

     WHEREAS, Holdings is the parent corporation of an affiliated group or groups of corporations, including Acquisition;

     WHEREAS, both parties desire to file consolidated federal income tax returns pursuant to the Internal Revenue Code of 1986, as amended, and any successor thereto; and

     WHEREAS, the parties hereto desire to provide that Acquisition shall pay to Holdings with respect to taxable years commencing on or after February 27, 1997, the amounts which Acquisition and/or the Acquisition Group (as defined below) would have been required to pay as federal income taxes if the Acquisition Group had not been included in a consolidated federal income tax return filed for an affiliated group of which Holdings is the parent corporation for the taxable year under consideration;

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Definitions. The following terms shall have the following meanings when used herein:

     (a) "Acquisition Group" means Acquisition and all corporations which would be includible in an Affiliated Group of which Acquisition would be the parent corporation were Acquisition not included in the Holdings Affiliated Group. If there is no other corporation part of an Affiliated Group of which Acquisition is the common parent, "Acquisition Group" shall mean Acquisition.

     (b) "Affiliated Group" has the meaning set forth in Section 1504 of the Code.

     (c) "Agreement" has the meaning set forth in the Preamble hereto.

     (d) "Bank" means The First National Bank of Chicago.

     (e) "Calculated Tax" means the amount of federal income tax (including alternate minimum tax and any interest, penalties and additions to tax) which the Holdings Group or the Acquisition Group, as the case may be, would have been required to pay had it not been included in the Consolidated Return of the Holdings

Affiliated Group. Such Calculated Tax shall be computed in accordance with the methods of tax accounting utilized by the Holdings Affiliated Group for federal income tax purposes by:

          (1) allowing each Group its proportionate share of the Holdings Affiliated Group's bracket amount under Section 11(b) of the Code and tax credits, if any, which such Group would have been entitled to were it filing its own (i) Consolidated Return and were such Group a separate and distinct controlled group with no member a member of another controlled group or (ii) Separate Return;

          (2) allowing each Group its net operating loss, capital loss, and tax credit carryforwards, if any, which such Group would have been entitled to were it filing its own Consolidated Return (or, if applicable, its own Separate Return); and

          (3) treating all intercompany dividends received as qualifying dividends within the meaning of Code Section 243(a)(3).

     (f) "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

     (g) "Consolidated Return" means the consolidated federal income tax return or amended consolidated federal income tax return filed by an Affiliated Group pursuant to Section 1501 of the Code.

     (h) "Consolidated Tax" means the amount of federal income tax (including alternate minimum tax and any interest, penalties and additions to tax) due and payable by the Holdings Affiliated Group for a taxable year, shown on the Consolidated Return as filed with respect to a taxable year or as readjusted due to a Final Determination.

     (i) "Credit Agreement" means the Credit Agreement between Acquisition and The First National Bank of Chicago, dated the date hereof.

     (j) "Final Determination" means any agreement reached with the Internal Revenue Service under which Holdings and the Internal Revenue Service agree to the Consolidated Tax for the Holdings Affiliated Group or any final administrative or judicial decision determining the amount of such Consolidated Tax which is either non-appealable or which Acquisition and Holdings have agreed to in writing that Holdings should no longer dispute.

     (k) "Group" means the Holdings Group or the Acquisition Group, as the context requires.


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     (l) "Holdings Affiliated Group" means the Holdings Group and the
Acquisition Group.

     (m) "Holdings Group" means Holdings and all corporations includible in the Holdings Affiliated Group other than members of the Acquisition Group. If there is no other corporation part of the Affiliated Group of which Holdings is the common parent (excluding any member of the Acquisition Group for this purpose), then the "Holdings Group" shall mean Holdings.

     (n) "Reference Rate" means the rate of interest publicly announced by the Bank in Chicago, Illinois as its "reference rate."

     (o) "Separate Return" means an income tax return filed by a C corporation without including another corporation that is part of an Affiliated Group.

     2. Consolidated Returns. Holdings and Acquisition shall both be included in Consolidated Returns filed for the Holdings Affiliated Group for so long as they remain members of the Holdings Affiliated Group.

     3. Consolidated Tax. If in any taxable year commencing on or after February 27, 1997, there is Consolidated Tax for the Holdings Affiliated Group, Holdings shall be responsible for payment of the Consolidated Tax.

     4. Allocation of Tax. The Consolidated Tax, including estimated Consolidated Tax payments, shall be apportioned among the members of the Holdings Affiliated Group under the applicable provisions of Section 1552(a)(1) of the Code and the income tax regulations thereunder. The chief financial officer of Holdings shall determine the amount of the estimated Consolidated Tax or the Consolidated Tax and his determination shall be final and conclusive, provided such determination of Consolidated Tax or estimated Consolidated Tax is not arbitrary or unreasonable. Acquisition shall pay to Holdings the Acquisition Group's allocated portion of Consolidated Tax or estimated Consolidated Tax under the provisions of this paragraph and such payment shall be made within ten
(10) business days of the date upon which it has been notified of such allocated portion.

     5. Additional Tax Payments. In addition to amounts payable by Acquisition to Holdings pursuant to Paragraph 4 hereof, Acquisition shall also pay to Holdings pursuant to Paragraph 6 the difference between (i) the Acquisition Group's Calculated Tax and (ii) amounts paid pursuant to Paragraph 4 hereof for taxable years commencing on or after February, 1997. If the difference between
(i) and (ii) is negative, Holdings shall pay to Acquisition the amount of such difference. The intent of this provision is that Acquisition shall pay to Holdings, in the aggregate, an amount



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equal to the Acquisition Group's Calculated Tax for the taxable year at issue.

     6. Calculation of Tax. As soon as reasonably possible after the end of each taxable year, the chief financial officer of Holdings shall determine the Calculated Tax for that taxable year and his determination shall be final and conclusive, provided such determination of Calculated Tax has been reviewed by an independent public accountant, including the independent public accountant regularly used by Holdings, in connection with the annual audit of the Holdings Affiliated Group and provided such determination of reduction in tax liability is not arbitrary or unreasonable. Within thirty (30) days after such chief financial officer's determination, one hundred percent (100%) of the amount determined under Paragraph 5 for the taxable year shall be paid to Holdings.

     7. Adjustments. The Consolidated Tax, the apportionment of such Consolidated Tax, the Calculated Tax, and the amounts due under Paragraph 5 shall be subject to further adjustment from time to time in accordance with any Final Determination of Consolidated Tax or any filing of an amended consolidated return. If as a result of such adjustment there is an increase or decrease in Acquisition Group's allocated portion of Consolidated Tax or the amounts due under Paragraph 5, the amount of such increase or decrease shall be paid by Acquisition to Holdings, or Holdings to Acquisition, as the case may be, within thirty (30) days of the date of such Final Determination or filing of an amended Consolidated Return.

     8. Losses. If for any taxable year the Acquisition Group sustains a net operating loss or becomes entitled to a tax credit which could otherwise be applied to reduce the Calculated Tax of a prior taxable year beginning on or after February 27, 1997, during which the Acquisition Group was a member of the Holdings Affiliated Group, the Acquisition Group's Calculated Tax for such prior taxable year shall be adjusted in accordance with Paragraph 7 to reflect such carryback. To the extent that Holdings receives a refund for such prior taxable year as a result of the application of such carryback, the amount of such refund, including interest thereon, shall be paid by Holdings to Acquisition within thirty (30) days of the receipt of such refund by Holdings. If the application of such carryback results in a decrease in Acquisition Group's Calculated Tax for such prior taxable year but Holdings does not receive a refund equal to such decrease, the amount of such decrease, less any payments to Acquisition on account of such decrease under the previous sentence, shall be treated as an indebtedness of Holdings to Acquisition and may be used to offset any future amounts Acquisition is required to pay under this Agreement.

     9. Refunds. If Holdings receives a tax refund or credit in respect of any taxable year commencing on or after



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February 27, 1997, in which the Acquisition Group was a member of the Holdings
Affiliated Group, such refund or credit, including interest thereon, if any, shall be allocated to the member of the Holdings Affiliated Group in a manner consistent with the adjustments made pursuant to Paragraphs 7 and 8. The portion of the amount of the tax refund or credit, including interest thereon, if any, allocable to the Acquisition Group in conformity with such recomputation shall be paid to Acquisition by Holdings within thirty (30) days of the receipt of such refund.

     10. Interest on Payments. In the event Acquisition or Holdings fails to remit an amount required to be paid under Paragraphs 4 through 9, such amount shall be due with interest determined each month using the Reference Rate in effect at the close of business on the bank day immediately preceding the first day of that month.

     11. Allocation of Liability. As between Holdings and Acquisition, the provisions of this Agreement shall fix the liability of Acquisition to Holdings or Holdings to Acquisition, as the case may be, as to the matters covered, even if such provisions are not controlling for federal income tax or other purposes.

     12. Other Taxes. To the extent state, local and other income taxes of jurisdictions within and outside the United States in which the Holdings Affiliated Group (and/or a member thereof) files income tax returns on a combined, consolidated or unitary basis or based on principles of income tax reporting consistent with the principles of income tax reporting contained in Sections 1501 through 1504 of the Code and regulations thereunder, this Agreement shall apply to the payment of such state, local and other income taxes. This Agreement shall apply by modifying its terms only so as to permit this Agreement to account for such income taxes.

     13. Suspension of Payments. No payments shall be made or due under this Agreement for any tax period commencing on or after the occurrence of any of the following:

          (a) The date with respect to which Acquisition gives notice of termination of this Agreement to Holdings pursuant to authorization of Acquisition's Board of Directors, which notice may be given at any time, if
     (i) Holdings shall have been adjudicated a bankrupt, (ii) a receiver or trustee of Holdings or of all or substantially all of its property shall have been appointed and not discharged within sixty (60) days of such appointment, (iii) Holdings shall have voluntarily filed a petition in bankruptcy under the provisions of 11 U.S.C. ss.ss. 101 et. seq. (the "Federal Bankruptcy Act") or any other law for the relief of debtors, (iv) Holdings shall have made a general assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts generally as they become due, (v)




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

     Holdings shall have consented to the appointment of a receiver or a trustee of Holdings or of all or substantially all of its property, or (vi) at any time the affairs of Holdings shall have been placed in the hands of a creditors committee or similar group; or

          (b) The date with respect to which Holdings gives notice of termination of this Agreement to Acquisition pursuant to authorization of Holdings' Board of Directors, which notice may be given at any time, if (i) Acquisition shall have been adjudicated a bankrupt, (ii) a receiver or trustee of Acquisition or of all or substantially all of its property shall have been appointed and not discharged within sixty (60) days of such appointment, (iii) Acquisition shall have voluntarily filed a petition in bankruptcy under the provisions of the Federal Bankruptcy Act or any other law for the relief of debtors, (iv) Acquisition shall have made a general assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts generally as they become due, (v) Acquisition shall have consented to the appointment of a receiver or a trustee of Acquisition or of all or substantially all of its property, or
     (vi) at any time the affairs of Acquisition shall have been placed in the hands of a creditors committee or similar group.

     14. Right to Suspend Payments. During any period when an involuntary petition under the Federal Bankruptcy act or any similar act for the relief of debtors is pending against either Holdings or Acquisition, Acquisition or Holdings, respectively, may, at its option, suspend payments to the other party without terminating this Agreement.

     15. Credit Agreement Restrictions. Except for payments under Paragraph 3 of this Agreement, to the extent any payments due hereunder are not permitted to be made under the terms of the Credit Agreement, such amounts shall be suspended and paid when permitted under the Credit Agreement.

     16. Governing Law. This Agreement is made under the laws of the state of New York, which law shall be controlling in all matters relating to the interpretation, construction or enforcement hereof.

     17. Termination of Agreement. This Agreement shall terminate on the date Acquisition is no longer included as a member of the Holdings Affiliated Group; provided, however, such termination shall not relieve any party of its obligation hereunder with respect to taxable years ending on or before such termination.

     18. Amendment. This Agreement may be amended, at any time and from time to time hereafter, by the written agreement of the parties hereto at the time of such amendment, and may also be





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

terminated at any time by the mutual written consent by the parties hereto.

     19. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be given in writing and shall be given by personal delivery or certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If Holdings, at:

               GFSI Holdings, Inc.
               Suite 4000
               9 West 57th Street
               New York, New York 10019
               Attention: A. Richard Caputo, Jr.

          If Acquisition, at:

               GFSI, Inc.
               Suite 4000
               9 West 57th Street
               New York, New York 10019
               Attention: A. Richard Caputo, Jr.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                                            HOLDINGS:

                                            GFSI HOLDINGS, INC., a Delaware
                                            Corporation



                                            By: /s/ A. Richard Caputo, Jr.
                                                --------------------------------
                                                A. Richard Caputo, Jr.,
                                                Vice President


                                            ACQUISITION:

                                            GFSI, INC., a Delaware Corporation



                                            By: /s/ A. Richard Caputo, Jr.
                                                --------------------------------
                                                A. Richard Caputo, Jr.,
                                                Vice President





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